Exhibit 5
GLG PARTNERS, INC.
399 PARK AVENUE, 38TH FLOOR
NEW YORK, NEW YORK 10022
Main: (212) 224 7200 Fax (212) 224 7210
May 16, 2010
To: Stockholder Parties to Voting Agreement dated June 22, 2007, as amended
Re:	Drag-Along Notice in Accordance with Section 4.4 of the Voting Agreement
Dear Stockholder:
     Reference is made to the Voting Agreement, dated June 22, 2007, as amended (the “Voting Agreement”), between you and the other Stockholder Parties (as defined in the Voting Agreement). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Voting Agreement.
     The undersigned, representing a majority of the Voting Stock held by all the Stockholder Parties, constitute a Voting Block under the Voting Agreement and have elected to enter into a Share Exchange Agreement (the “Share Exchange Agreement”) with Man Group plc (“Man”) and certain other stockholders of the Company party thereto pursuant to which the Voting Block (the “Selling Stockholders”) will exchange their shares of Common Stock for ordinary shares of Man at an exchange ratio of 1.0856 ordinary shares per share of Common Stock, subject to a cap and a collar. The consummation of the transactions contemplated by the Share Exchange Agreement is conditioned, among other things, on the satisfaction or waiver of the conditions to closing set forth in the Agreement and Plan of Merger to be entered into by and among GLG Partners, Inc. (the “Company”), Man and Escalator Sub 1 Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”).
     Concurrently with the execution and delivery of the Share Exchange Agreement, the Selling Stockholders will also enter into the Voting and Support Agreement (the “Voting and Support Agreement”) with Man and Merger Sub pursuant to which the Selling Stockholders will agree to vote their voting securities of the Company in favor of the Merger and the other transactions contemplated by the Merger Agreement.
     Pursuant to Section 4.4 of the Voting Agreement, the Voting Block is hereby providing you with written notice that, in accordance with Section 4.1 of the Voting Agreement, the Voting Block is exercising its right to require you to sell all of your Voting Stock in a Drag Transaction. In accordance with the Voting Agreement, you are hereby instructed to execute and deliver the Share Exchange Agreement and the Voting and Support Agreement.
     This letter may be executed in counterparts, with each such counterpart, when taken together, constituting one and the same original.

Yours sincerely,
/s/ Noam Gottesman
Noam Gottesman

/s/ Emmanuel Roman
Emmanuel Roman

/s/ Pierre Lagrange
Pierre Lagrange

/s/ Leslie J. Schreyer
Leslie J. Schreyer, in his capacity as
trustee of the Gottesman GLG Trust

/s/ Jeffrey A. Robins
Jeffrey A. Robins, in his capacity as
trustee of the Roman GLG Trust

JACKSON HOLDING SERVICES INC.
By:	/s/ Jeffrey A. Robins
	Name:	Jeffrey A. Robins
	Title:	Director
[Drag-Along Notice]

G&S TRUSTEES LIMITED, IN ITS CAPACITY AS TRUSTEE OF THE LAGRANGE GLG TRUST
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

POINT PLEASANT VENTURES LTD.
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

[Drag-Along Notice]